CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Post-Effective Amendment No. 24 to the Registration Statement of Franklin Federal Money Fund Form N-1A File No. 2-67480 of our reports dated August 3, 1999 on our audit of the financial statements and financial highlights of the Franklin Federal Money Fund and The Money Market Portfolios, which reports are included in the Annual Report to Shareholders for the year ended June 30, 1999, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."




                                                     PricewaterhouseCoopers LLP
                                                  /s/PricewaterhouseCoopers LLP
San Francisco, California
August 26, 1999